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                              As of April 30, 1998



VIA UPS OVERNIGHT
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The Chase Manhattan Bank
4 Chase MetroTech Center
Brooklyn, New York  11245

         Attention:  Global Custody Division


  Re: Global Custody Agreement, Effective May 1, 1996, as amended November 20, 1997 between The Chase Manhattan Bank and those registered investment companies (and on behalf of certain series thereof), listed on Schedule A and Appendix A, respectively, attached thereto ("Agreement")
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Ladies and Gentlemen:

Pursuant to the provisions of Section 1 of the Agreement, the undersigned, on behalf of Delaware Group Premium Fund, Inc. for the benefit of the REIT Series (the "Series") hereby appoints The Chase Manhattan Bank to provide custodial services for the Series under and in accordance with the terms of the Agreement and accordingly, requests that the Series be added to Schedule A and Appendix A, respectively, to the Agreement effective April 30, 1998. Kindly acknowledge your agreement to provide such services and to add the Series to Schedule A and Appendix A, respectively, to the Agreement by signing in the space provided below.

                                          DELAWARE GROUP PREMIUM FUND, INC.
                                          on behalf of REIT SERIES


                                          By: /s/David K. Downes
                                          ----------------------
                                                 David K. Downes
                                                 Its:  Executive Vice President
                                                 Chief Operating Officer
                                                 Chief Financial Officer

AGREED:

THE CHASE MANHATTAN BANK

By:  /s/Rosemary M. Stidmon
     ----------------------
        Rosemary M. Stidmon

Its: Vice President
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